Exhibit 99.1

FOR IMMEDIATE RELEASE

ZS Pharma to Present Late-Breaking Abstract Data from Phase 3 Trial of ZS-9 in

State of the Art and Featured Research Session Oral Presentation at European Society of

Cardiology (ESC) Congress

Coppell, Texas – August 26, 2014 – ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced that a pre-specified subset analysis of data from ZS003, a pivotal Phase 3 trial of ZS-9 (sodium zirconium cyclosilicate), its investigational treatment for hyperkalemia, will be presented as an oral presentation during the State of the Art and Featured Research Sessions at the European Society of Cardiology (ESC) Congress in Barcelona, which is taking place from August 30 to September 3, 2014.

ZS003 is a multicenter, randomized, double-blind, placebo-controlled trial that assessed the safety and efficacy of ZS-9 in treating patients with hyperkalemia, a life-threatening condition that is characterized by higher than normal levels of potassium (K+) in the blood serum.

The oral presentation being presented at ESC will present results of a subset of ZS003 patients with heart failure (HF) in whom the ability of ZS-9 to maintain normal potassium (serum K+) was assessed. The goal of this subset analysis was to determine if ZS-9 could facilitate the use of renin angiotensin aldosterone system (RAAS) inhibitor therapy in heart failure patients.

The State of the Art and Featured Research Sessions include presentations selected by the ESC Scientific Programme Committee as the five highest rated abstracts in various topic categories.

Oral Presentation: Maintenance of Normal Serum K+ with ZS-9 Once Daily in Patients with CHF: Subgroup Analysis of a Phase 3 Multicenter, Randomized, Double-Blind, Placebo-Controlled Trial of Patients with Hyperkalemia

Presenter:	Mohamed A. El-Shahawy, MD, MPH, MHA, FASN, Clinical Professor of Medicine, Keck-USC School of Medicine, Director, Academic Medical Research Institute, Los Angeles

Session:	“State of the Art and Featured Research Session: Rethinking Current Heart Failure Therapies”

Date:	Monday, September 1, 2014, from 4:42 p.m. to 4:54 p.m. CEST

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma recently completed ZS003, a 753-patient Phase 3 study, which showed that ZS-9 rapidly reduced serum potassium in hyperkalemic patients to normal levels within the 48-hour Induction Phase and then controlled potassium in the normal range throughout the 12-day Extended Treatment Phase. In addition, the study provided evidence suggesting that ZS-9 is safe and well tolerated with an adverse event profile similar to placebo.

ZS Pharma is currently conducting ZS004, its second Phase 3 clinical trial of ZS-9. This randomized, double-blind, placebo-controlled study is designed to confirm, over a longer treatment period, the positive results observed in ZS003. In addition to ZS004, the Company plans to initiate an additional long-term safety study, ZS005, in the second quarter of 2014, and plans to file a New Drug Application with the United States Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, heart failure (HF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a publicly-traded, specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

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ZS Pharma Contacts:
Jessica Volchok (Media)	Adam Tomasi (Investors)
BrewLife	ZS Pharma
310.849.7985	650.458.4100
jvolchok@brewlife.com	atomasi@zspharma.com
Source: ZS Pharma